Exhibit 99.1

Pactiv Fourth Quarter EPS Rises 16 Percent, Posts Strong Free Cash Flow

LAKE FOREST, Ill.--(BUSINESS WIRE)--January 26, 2009--For the quarter ended December 31, 2008, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $69 million, or $0.52 per share, compared with $59 million, or $0.45 per share, in the fourth quarter of 2007. Excluding a restructuring charge of $0.01 per share related to the program announced in January 2008, fourth quarter earnings per share were $0.53. Sales rose 1 percent to $883 million from $876 million. Favorable pricing of 6 percent offset a 4-percent volume decline and 1-percent unfavorable foreign exchange.

Fourth quarter gross margin rose to 29.4 percent from 27.3 percent, primarily reflecting favorable spread (the difference between selling prices and raw material costs). Operating margin was 15.4 percent compared with 13.6 percent. Excluding the restructuring charge, fourth quarter 2008 operating margin was 15.6 percent.

Free cash flow in the quarter was $120 million compared with $117 million in 2007. During the quarter the Company repaid $80 million of debt, and at year-end 2008 has repaid $355 million of its $500 million debt reduction goal established after the Prairie Packaging acquisition in 2007.

“Our strong earnings performance primarily reflected favorable spread as raw material costs declined during the quarter. We took manufacturing downtime in the quarter to manage our working capital, and we are starting 2009 in a very good position with respect to inventory levels. We expect the difficult economic situation to continue at its current level throughout the year. Offsetting this, to some degree, will be soft raw material costs. We accomplished the majority of what we set out to do in 2008 and feel we are in a good position to compete in the difficult environment ahead,” said Richard L. Wambold, Pactiv’s chairman and chief executive officer.

For the full year, income from continuing operations was $221 million, or $1.67 per share, compared with $244 million, or $1.84 per share, in 2007. Excluding the restructuring charge of $0.08 per share, 2008 earnings per share were $1.75. Sales rose 10 percent to $3.57 billion from $3.25 billion. Gross margin was 26.1 percent compared with 28.6 percent, while operating margin was 12.5 percent compared with 14.5 percent in 2007. Excluding the restructuring charge, operating margin was 12.9 percent. Full year free cash flow was $201 million compared with $183 million, primarily due to lower capital expenditures.

To reflect the funded status of its pension plan, the Company recorded a non-cash charge to its equity of $831 million, net of tax. That charge is recorded in “Shareholders’ Equity” as part of “Other Comprehensive Income.” The Company will discuss the pension plan in more detail on its earnings release conference call.

Business Segment Results

Hefty® Consumer Products

Fourth quarter sales of $352 million increased 4 percent from $340 million in 2007 as 7-percent favorable pricing offset a 3-percent volume decline. The volume decline reflects difficult economic conditions. Growth in cups and private label plates was offset by declines in waste bags and branded tableware items.

Fourth quarter operating income rose 5 percent to $65 million from $62 million based on favorable spread. Operating margin was 18.5 percent compared with 18.2 percent. Excluding the restructuring charge, fourth quarter 2008 operating income was $66 million and operating margin was 18.8 percent.

For the full year, sales of $1.34 billion rose 10 percent from $1.22 billion. Operating income was $207 million compared with $227 million. Operating margin was 15.4 percent compared with 18.6 percent. Excluding the restructuring charge, operating income was $212 million and operating margin was 15.8 percent.

Foodservice/Food Packaging

Fourth quarter sales of $531 million declined 1 percent compared with $536 million in 2007. Favorable pricing of 6 percent was more than offset by a 5-percent volume decrease and 2-percent unfavorable foreign exchange. While there is no definitive source of industry data, the volume decrease appears to be in line with industry trends. The segment continued to achieve gains in its cup business.

Fourth quarter operating income increased 19 percent to $69 million from $58 million due to favorable spread. Operating margin was 13.0 percent compared with 10.8 percent in 2007. Excluding the restructuring charge, fourth quarter operating income was $70 million and operating margin was 13.2 percent.

For the full year, sales of $2.23 billion rose 9 percent from $2.03 billion. Operating income was $236 million versus $247 million in 2007. Operating margin was 10.6 percent versus 12.2 percent. Excluding the restructuring charge, operating income was $246 million and operating margin was 11.0 percent.

Outlook

The Company has initiated a first quarter earnings per share outlook in a range of $0.44 to $0.48, and a full year outlook in a range of $1.80 to $2.00. The full year outlook includes non-cash pension income of $36 million pretax, $23 million after tax, or $0.17 per share.

“Our outlook for resin in 2009 mirrors the forecast from Chemical Market Associates, Inc., which assumes a gradual increase in resin costs as the year progresses. That viewpoint on resin and the assumption that the economy will perform at its current level are key factors in determining our outlook. We feel both are reasonable perspectives at this time,” Wambold concluded.

Full year 2009 sales are expected to decline between 12 percent and 15 percent. This decline represents normal selling price adjustments after a period of declining raw material costs, as well as a 3-percent to 4-percent volume decline reflective of the economic situation, offset by gains from new contracted business. SG&A expense is estimated to be between $305 million and $315 million. The 2009 tax rate is expected to be 36.5 percent. Free cash flow for 2009 is anticipated to be in a range of $240 million to $260 million. Depreciation and amortization expense is expected to be approximately $190 million, capital expenditures are estimated to be approximately $120 million, and the cash tax rate is estimated to be approximately 27 percent.

Other

This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the attached “Regulation G GAAP Reconciliations” or in the attached “Operating Results by Segment”. The “Operating Results by Segment” also details the impact on sales of acquisitions.

Cautionary Statements

This press release includes certain “forward-looking statements” such as those in the Outlook section, as well as “we expect the difficult economic situation to continue at its current level throughout the year”, and “…feel we are in a good position to compete in the difficult economic environment ahead.” A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment.

More detailed information about these and other factors is contained in the Company’s Annual Report on Form 10-K at page 54 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

Company Information

Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2008 sales of $3.6 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.

Pactiv Corporation
Consolidated Statement of Income

(In millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Sales	$ 883	$ 876	$ 3,567	$ 3,253

Costs and expenses
Cost of sales (excluding depreciation
and amortization)	623	637	2,636	2,322
Depreciation and amortization	44	46	182	166
Selling, general, and administrative	73	71	281	286
Other expense	5	3	6	7
Operating income before restructuring
and other	138	119	462	472
Restructuring and other	2	-	16	-
Operating income	136	119	446	472
Other income/(expense)
Interest income	-	1	2	5
Interest expense, net of capitalized interest	(27)	(29)	(106)	(96)
Income before income taxes	109	91	342	381
and minority interest
Income tax expense	40	31	120	135
Minority interest	-	1	1	2
Income from continuing operations	69	59	221	244

Discontinued operations, net of tax	-	-	(4)	1
Net income	$ 69	$ 59	$ 217	$ 245

Average common shares outstanding (diluted)	132.6	132.1	132.4	132.9

Earnings per share
Income from continuing operations
before restructuring and other	$ 0.53	$ 0.45	$ 1.75	$ 1.84
Restructuring and other, net of tax	(0.01)	-	(0.08)	-
Income from continuing operations	$ 0.52	0.45	1.67	1.84
Discontinued operations, net of tax	-	-	(0.03)	0.01
Net income	$ 0.52	$ 0.45	$ 1.64	$ 1.85

Gross margin (before deprec. & amort.)	29.4%	27.3%	26.1%	28.6%

Operating margin
Excluding restructuring and other	15.6%	13.6%	12.9%	14.5%
Restructuring & other	-0.2%	0.0%	-0.4%	0.0%
Including restructuring and other	15.4%	13.6%	12.5%	14.5%

Pactiv Corporation
Consolidated Statement of Financial Position

(In millions)

	December 31, 2008	December 31, 2007

Assets
Current assets
Cash and temporary cash investments	$ 80	$ 95
Accounts and notes receivable (a)	281	273
Inventories	344	369
Other	50	60
Total current assets	755	797
Property, plant, and equipment, net	1,209	1,264
Other assets
Goodwill	1,124	1,123
Intangible assets, net	396	423
Other	208	158
Total other assets	1,728	1,704

Total assets	$ 3,692	$ 3,765

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$ 115	$ 162
Other	188	298
Total current liabilities	303	460
Long-term debt	1,345	1,574
Pension and postretirement benefits	1,265	147
Other liabilities	126	345
Minority interest	13	13
Shareholders' equity	640	1,226

Total liabilities and shareholders' equity	$ 3,692	$ 3,765

(a) At December 31, 2008, receivables totaling $130 million were sold, while receivables totaling $110 million were sold at December 31, 2007.

Pactiv Corporation
Consolidated Statement of Cash Flows

(In millions)

Twelve months ended December 31,	2008	2007

Operating activities
Net income	$ 217	$ 245
Less results from discontinued operations	(4)	1
Income from continuing operations	221	244
Adjustments to reconcile income from continuing operations to cash provided (used) by continuing operations
Depreciation and amortization	182	166
Deferred income taxes	113	38
Restructuring and other	12	-
Noncash pension income	(49)	(50)
Noncash compensation expense	16	9
Working capital	(132)	40
Other	(6)	(3)
Cash provided (used) by operating activities - continuing operations	357	444
Cash provided (used) by operating activities - discontinued operations	(8)	(8)
Cash provided (used) by operating activities	$ 349	$ 436

Investing activities
Expenditures for property, plant, and equipment	(136)	(151)
Net proceeds from sales of assets	-	2
Acquisitions of businesses and assets	-	(1,015)
Other continuing operations investing activities	(1)	-
Cash provided (used) by investing activities	$ (137)	$ (1,164)

Financing activities
Issuance of common stock	8	19
Purchase of common stock	(2)	(108)
Issuance of long-term debt	-	498
Retirement of long-term debt	-	(99)
Revolving credit facility borrowings	-	432
Revolving credit facility payments	(230)	(132)
Other	(1)	29
Cash provided (used) by financing activities	$ (225)	$ 639

Effect of foreign-currency exchange rate changes on cash and
temporary cash investments	(2)	3
Increase (decrease) in cash and temporary cash investments	(15)	(86)
Cash and temporary cash investments, January 1	95	181
Cash and temporary cash investments, December 31	$ 80	$ 95

Pactiv Corporation
Operating Results by Segment

(In millions)

		Foodservice /
	Consumer	Food Packaging	Other	Total
Three months ended December 31, 2008
Sales	$ 352	$ 531	$ -	$ 883

Operating income (loss) before
restructuring & other	$ 66	$ 70	$ 2	$ 138
Restructuring & other	1	1	-	2
Operating income (loss)	$ 65	$ 69	$ 2	$ 136

Operating margin
Excluding restructuring and other	18.8%	13.2%		15.6%
Restructuring & other	0.3%	0.2%		0.2%
Including restructuring and other	18.5%	13.0%		15.4%

Three months ended December 31, 2007
Sales	$ 340	$ 536	$ -	$ 876

Operating income (loss)	$ 62	$ 58	$ (1)	$ 119

Operating margin	18.2%	10.8%		13.6%

Twelve months ended December 31, 2008
Sales	$ 1,342	$ 2,225	$ -	$ 3,567

Operating income (loss) before
restructuring & other	$ 212	$ 246	$ 4	$ 462
Restructuring & other	5	10	1	16
Operating income (loss)	$ 207	$ 236	$ 3	$ 446

Operating margin
Excluding restructuring and other	15.8%	11.0%		12.9%
Restructuring & other	0.4%	0.4%		0.4%
Including restructuring and other	15.4%	10.6%		12.5%

Twelve months ended December 31, 2007
Sales	$ 1,221	$ 2,032	$ -	$ 3,253

Operating income (loss)	$ 227	$ 247	$ (2)	$ 472

Operating margin	18.6%	12.2%		14.5%

Pactiv Corporation
Regulation G GAAP Reconciliations

Income from Continuing Operations and Earnings per Share

(In millions, except per-share amounts)	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Income from continuing operations - GAAP basis	$ 69	$ 59	$ 221	$ 244

Adjustments (net of tax) to exclude:
Restructuring and other charges	1	-	10	-
Income from continuing operations excluding restructuring and other charges (a)	$ 70	$ 59	$ 231	$ 244

Average common shares outstanding (diluted)	132.6	132.1	132.4	132.9

Diluted earnings per share
EPS from continuing operations - GAAP basis	$ 0.52	$ 0.45	$ 1.67	$ 1.84

Adjustments (net of tax) to exclude:
Restructuring and other charges	0.01	-	0.08	-
EPS from continuing operations excluding restructuring and other charges (a)	$ 0.53	$ 0.45	$ 1.75	$ 1.84

Free Cash Flow

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2008	2007	2008	2007
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 147	$ 162	$ 357	$ 444
Capital expenditures - continuing operations	(27)	(48)	(136)	(151)
(Increase) decrease in asset securitization program	-	3	(20)	(110)
Free cash flow (b)	$ 120	$ 117	$ 201	$ 183
(a) In accordance with generally accepted accounting principles (GAAP), income from continuing operations and reported earnings per share include the after-tax impact of restructuring and other charges. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Pactiv Corporation
Regulation G GAAP Reconciliation
Outlook for 2009

Twelve months ended December 31, 2009
(In millions)	Low estimate	High estimate
Cash flow provided by operating activities from continuing operations - GAAP basis	$ 360	$ 380
Capital expenditures - continuing operations	(120)	(120)
Free cash flow (a)	$ 240	$ 260

(a) Free cash flow is defined as cash flow from operating activities excluding the change in our asset-securitization-program balance, less capital expenditures, all of which are calculated in accordance with GAAP. We believe that free cash flow provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

CONTACT:
Pactiv Corporation
Investor Relations Contact:
Christine Hanneman
847-482-2429
channeman@pactiv.com
or
Media Relations Contact:
Lisa Foss
847-482-2704
lfoss@pactiv.com